Exhibit 12

      John Deere Capital Corporation and Subsidiaries
     Computation of Ratio of Earnings to Fixed Charges
                (thousands of dollars)

                          Nine Months Ended July 31,
                          -------------------------
                              1998         1997
                          -----------  ------------
Earnings:

Income before income
 taxes and changes
 in accounting              $159,519     $149,742

Fixed charges                278,524      239,501
                            --------     --------
   Total earnings           $438,043     $389,243
                            ========     ========
Fixed charges:

Interest expense            $274,837     $236,734

Rent expense                   3,687        2,767
                            --------     --------
   Total fixed
    charges                 $278,524     $239,501
                            ========     ========
Ratio of earnings to
 fixed charges *                1.57         1.63
                            ========     ========

                          For the Years Ended October 31,
                   --------------------------------------------
                     1997     1996     1995     1994     1993
                   -------- -------- -------- -------- --------
Earnings:

Income before income
 taxes and changes
 in accounting     $211,251 $206,588 $175,360 $161,809 $169,339

Fixed charges       330,648  276,726  240,913  168,507  170,226
                   -------- -------- -------- -------- --------
   Total earnings  $541,899 $483,314 $416,273 $330,316 $339,565
                   ======== ======== ======== ======== ========
Fixed charges:

Interest expense   $326,867 $273,748 $238,445 $166,591 $167,787

Rent expense          3,782    2,978    2,468    1,916    2,439
                   -------- -------- -------- -------- --------
   Total fixed
    charges        $330,649 $276,726 $240,913 $168,507 $170,226
                   ======== ======== ======== ======== ========
Ratio of earnings to
 fixed charges *       1.64     1.75     1.73     1.96     1.99
                   ======== ======== ======== ======== ========
---------
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.